Exhibit 21

Professional Diversity Network, Inc.

Subsidiaries

As of March 31, 2025

Subsidiary	Jurisdiction of Incorporation or Formation
NAPW, Inc.	Delaware
RemoteMore USA, Inc.	Delaware
TalentAlly, LLC	Delaware